EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Caesarstone Sdot-Yam Ltd. and to the incorporation by reference therein of our report dated February 12, 2014, with respect to the consolidated financial statements of Caesarstone Australia Pty Ltd included in Caesarstone Sdot-Yam Ltd.’s annual report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Grant Thornton Australia Ltd
Grant Thornton Australia Ltd
Melbourne, Australia
May 28, 2014